UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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AtriCure, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATRICURE, INC.

6033 Schumacher Park Drive

West Chester, Ohio 45069

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of AtriCure, Inc. (the “Company” or “AtriCure”). The Annual Meeting will be held at our principal executive offices located at 6033 Schumacher Park Drive, West Chester, Ohio 45069 on Thursday, May 21, 2009, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect eight directors to serve for a one-year term that expires at the 2010 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	To approve performance awards under the AtriCure, Inc. 2005 Equity Incentive Plan, which Plan has been previously approved by stockholders;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the Annual Meeting.

The Annual Meeting will begin promptly at 9:30 a.m. (EDT) and check-in will begin at 9:00 a.m. (EDT). Only holders of record of shares of AtriCure common stock (Nasdaq: ATRC) at the close of business on April 1, 2009, will be entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the Annual Meeting.

We are pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with this proxy statement and our 2008 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet. The Company believes that this new process will allow us to provide our stockholders with the information they need in a more timely manner.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose in connection with the Annual Meeting during normal business hours at our principal executive offices for a period of at least 10 days prior to the Annual Meeting.

By order of the Board of Directors,

/s/ Julie A. Piton
Julie A. Piton Vice President, Finance and Administration and Chief Financial Officer

West Chester, Ohio

April 16, 2009

YOUR VOTE IS IMPORTANT!

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF IT IS MAILED IN THE UNITED STATES. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

ATRICURE, INC.

***IMPORTANT NOTICE***

Regarding Internet Availability of Proxy Materials

for the Annual Meeting to be held on May 21, 2009

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.

The proxy statement and annual report to security holders are available at http://ir.atricure.com/phoenix.zhtml?c=189981&p=irol-sec.

ATRICURE, INC.

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of AtriCure, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2009 Annual Meeting of Stockholders to be held on Thursday, May 21, 2009, beginning at 9:30 a.m. (EDT) at our principal executive offices located at 6033 Schumacher Park Drive, West Chester, Ohio 45069, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the 2009 Annual Meeting of Stockholders. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we,” “our,” “us,” “AtriCure” and the “Company” each refer to AtriCure, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission, or SEC, and the term “meeting” means our 2009 Annual Meeting of Stockholders.

We are sending these proxy materials on or about April 16, 2009, to all stockholders of record at the close of business on April 1, 2009 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?

We sent you these proxy materials because our Board is soliciting your proxy to vote at the meeting. As a stockholder of record at the close of business on the Record Date, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and most highly paid executive officers in 2008 and certain other required information.

Who is entitled to vote at the meeting?

Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting, and at any postponements or adjournments thereof. If you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. All stockholders should be prepared to present photo identification for admittance.

What items of business will be voted on at the meeting?

The items of business scheduled to be voted on at the meeting are:

1.	the election of eight nominees to serve as directors on our Board;

2.	the approval of performance awards under the 2005 Equity Incentive Plan; and

3.	the ratification of the appointment of our independent registered public accounting firm for the 2009 fiscal year.

These proposals are described more fully below. As of the date of this proxy statement, this is the only business that our Board intends to present or knows of that others will present at the meeting. If any other matter or matters are properly brought before the meeting, it is the intention of the persons holding proxies to vote the shares they represent in accordance with their best judgment.

How does the Board of Directors recommend that I vote?

Our Board recommends that you vote your shares

(1)	“FOR” each of the director nominees;

(2)	“FOR” the approval of the performance awards; and

(3)	“FOR” the ratification of our independent registered public accounting firm for the 2009 fiscal year.

What are my voting rights?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. A maximum of 14,750,061 votes may be cast at the meeting.

What constitutes a quorum?

A quorum is required to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. As of the Record Date, 14,750,061 shares of our common stock were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the meeting. We have enclosed a proxy card for your use.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for your use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, which gives you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described below so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Stockholders holding shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope.

What if I want to revoke and change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted or by attending the meeting and voting in person. Please note that attending the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee, which gives you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item and how are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

•

Election of Directors. The eight director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as directors. You may vote “FOR” all of the director nominees or “WITHHOLD” your vote for any or all director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•

Approval of performance awards under the 2005 Equity Incentive Plan and ratification of Independent Registered Public Accounting Firm. For the approval of each of these items, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on each item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for these items of business. If you “ABSTAIN”, your abstention has the same effect as a vote “AGAINST”.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the nominees to the Board, “FOR” approval of the performance awards and “FOR” ratification of the independent registered public accounting firm, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The election of directors and the ratification of the appointment of an independent registered public accounting firm are considered routine matters. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” all of AtriCure’s nominees to the Board and “FOR” ratification of the independent registered public accounting firm. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. The approval of performance awards is not considered a routine matter and, therefore, the broker may not vote these shares on your behalf without your instruction.

How are “broker non-votes” counted?

Broker non-votes will be counted for the purpose of determining the presence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than votes cast with respect to the election of directors), but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Julie A. Piton (our Vice President, Finance and Administration and Chief Financial Officer) and David J. Drachman (our President and Chief Executive Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?

We expect the Secretary of the Company to tabulate the votes and act as inspector of election at the meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?

You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For instance, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?

Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009.

What is the deadline to propose actions for consideration at next year’s meeting of stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

•

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2010 (the “2010 Annual Meeting”), the written proposal must be received by the Secretary of AtriCure at our principal executive offices no earlier than November 17, 2009 and no later than December 17, 2009. However, if our 2010 Annual Meeting is not held between April 21, 2010 and June 20, 2010, then your notice must be received not later than the close of business on the later of (i) the 150th day prior to the date of the 2010 Annual Meeting or (ii) the 10th day following the date we make a public announcement of the date of the 2010 Annual Meeting. Such proposals must provide the information required by our Bylaws and also must comply with the requirements of Regulation 14A of the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the U.S. Securities and Exchange Commission. Proposals should be addressed to:

AtriCure, Inc.

Attn: Secretary

6033 Schumacher Park Drive

West Chester, Ohio 45069

•

Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Secretary at the address of our principal executive offices set forth above. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our Secretary in accordance with the provisions of our Bylaws, which require that the notice be received by our Secretary no earlier than November 17, 2009 and no later than December 17, 2009.

•

Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board of Directors

Our Amended and Restated Certificate of Incorporation provides that each director shall be elected at each annual meeting of stockholders for a term of one year. Our Board currently consists of the following eight directors: Mark A. Collar, David J. Drachman, Donald C. Harrison, M.D., Michael D. Hooven, Richard M. Johnston, Elizabeth D. Krell, Ph.D., Mark R. Lanning and Karen P. Robards, whose terms expire at this Annual Meeting.

Director Nominees

The Nominating and Corporate Governance Committee recommended and the Board nominated the following people, each of whom are current directors, for re-election as directors: Mark A. Collar, David J. Drachman, Donald C. Harrison, M.D., Michael D. Hooven, Elizabeth D. Krell, Ph.D., Richard M. Johnston, Mark R. Lanning, and Karen P. Robards. If elected, these nominees will hold office as directors until our Annual Meeting of Stockholders to be held in 2010, and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Biographical Information of Directors and Director Nominees

The names of each member of the Board and nominee for director, where indicated, their ages as of the Record Date, length of service on the Board and certain biographical information is as follows:

Mark A. Collar. Mr. Collar, 56, has served as one of our directors since February 2008. Mr. Collar retired in 2008 as an executive of the Procter and Gamble Company, where his roles included President of the Global Pharmaceuticals and Personal Health business. Mr. Collar joined Procter and Gamble in 1975 as a sales representative and assumed roles of progressive responsibility within their Health and Personal Care, Beauty Care, New Business Development and Personal Health Care products divisions. Mr. Collar joined Procter and Gamble’s Pharmaceuticals division in 1994 and was named President of Global Pharmaceuticals in 2002. Mr. Collar is currently a partner at Triathlon Medical Ventures, a Midwest-based life science venture capital firm, and a director of First Financial Bancorp, a publicly-held bank holding company. Further, Mr. Collar is Chairman and Member of the Executive Committee for the Health Alliance, a leading non-profit hospital group serving the greater Cincinnati area. Mr. Collar received his B.S. from Northern Illinois University.

David J. Drachman. Mr. Drachman, 50, has served as President, Chief Executive Officer and a director since October 2002. From 2000 to 2002, Mr. Drachman served as President of Impulse Dynamics N.V., a development stage medical device company focusing on implantable electrical solutions for the treatment of heart failure, diabetes and eating disorders. From 1997 to 1999, Mr. Drachman served in a variety of positions, including Vice President of Strategic Development at Biosense Webster, Inc., a Johnson & Johnson, Inc. subsidiary that designs and manufactures diagnostic and therapeutic cardiac catheters. In addition, Mr. Drachman has also served in a variety of positions at Ventritex, Inc. and Boston Scientific Corporation. Mr. Drachman received his B.A. from the University of Louisville and holds North American Society of Pacing and Electrophysiology certification in Electrophysiology, Cardiac Pacing and Defibrillation.

Donald C. Harrison, M.D. Dr. Harrison, 75, has served as one of our directors since November 2000. Since 2003, Dr. Harrison has served as a general partner of Charter Life Sciences, L.P., a venture capital investment firm. He also serves as a director of several public and private companies, including Kendle International, a publicly-held clinical research company, UMD, Inc., a privately-held medical device company he founded, EnteroMedics, Inc., a publicly-held developer of medical devices for the treatment of obesity and gastrointestinal disorders and CoRepair, Inc., a heart failure company. From 1986 to 2003, Dr. Harrison served in various capacities at the University of Cincinnati Medical Center, including Chief Executive Officer, Senior Vice

President and Provost for Health Affairs. Dr. Harrison has previously served as a director of various publicly-held companies, including EP Technology, Inc., Novoste Corporation, InControl, Inc. and SciMed Inc. From 2000 to 2003, Dr. Harrison served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments that AtriCure acquired on August 10, 2005. From 1968 to 1986, Dr. Harrison served as co-director of the Falk Cardiovascular Research Center in Stanford, California, Professor of Medicine and William G. Irwin Professor of Cardiology at Stanford University School of Medicine and Chief of Cardiology at Stanford University Hospital. Dr. Harrison received his B.S. from Birmingham Southern College and his M.D. from the University of Alabama College of Medicine.

Michael D. Hooven. Mr. Hooven, 53, is one of our founders and has served as a director since August 2002 and as a consultant during 2007. From August 2002 through December 2006, Mr. Hooven served as Chief Technology Officer and from August 2002 through February 2005 he served as Chairman of the Board. From November 2000 to August 2002, he served as our President and Chief Executive Officer. Mr. Hooven is currently President and Chief Executive Officer of Enable Medical Technologies, LLC, a start-up business focusing on opportunities in minimally invasive surgery. Since 1994 until its acquisition, Mr. Hooven served as Chairman of the Board, and has previously served as President and Chief Executive Officer of Enable Medical Corporation, a developer and manufacturer of surgical instruments that Mr. Hooven co-founded and that we acquired on August 10, 2005. Mr. Hooven is also a director of BioOhio, a non-profit organization which promotes the acceleration and growth of life science companies in Ohio. From 1986 to 1994, Mr. Hooven served as Director of New Product Development at Ethicon Endo-Surgery, Inc., a developer and manufacturer of minimally invasive surgical instruments. In addition, Mr. Hooven has also served in a variety of positions at Cordis Corporation and Siemens Medical of Siemens AG. Mr. Hooven received his B.S. and M.S. from the University of Michigan.

Richard M. Johnston. Mr. Johnston, 74, has served as one of our directors since June 2002 and as Chairman of the Board since February 2005. Since 2000, Mr. Johnston has been a managing member of Camden Partners Holdings, LLC, a private equity firm. Mr. Johnston currently serves as a director of several of Camden Partners’ portfolio companies, including BioMedical Enterprises, Inc., LipoScience Inc., Lombard Medical Technologies PLC, Medivance, Inc., Pet DRx Corporation, Picis, Inc. and Webmedx, Inc. From 1961 to 2000, Mr. Johnston was employed by The Hillman Company, an investment holding company with diversified operations, where he served from 1970 to 2000 as Vice President, Investments and as a director. From 1979 to 2003, Mr. Johnston was Chairman of the Board of The Western Pennsylvania Hospital and its successors, The Western Pennsylvania Healthcare System and West Penn Allegheny Health System. Mr. Johnston received his B.S. from Washington and Lee University and his M.B.A. from The Wharton School, University of Pennsylvania.

Elizabeth D. Krell, Ph.D. Dr. Krell, 60, has served as one of our directors since June 2006. Dr. Krell is currently a private consultant on matters pertaining to FDA-regulated products, as well as FDA policies and procedures. From 2003 to 2004, she served as the Executive Vice President for Technology and Regulatory Affairs at the Advanced Medical Technology Association (AdvaMed), the largest trade association for medical device manufacturers. From 1975 to 2001, she served in the FDA, starting as a bench researcher and ending in the FDA’s top science job as the Acting Senior Advisor for Science, advising the Commissioner and other top FDA officials on science and science management. Dr. Krell served from 1990 to 2000 as the Deputy Director for Science, in the FDA’s Center for Devices and Radiological Health (CDRH). In this job she provided executive leadership in the development of programs to assure the safety and effectiveness of medical devices and diagnostic products, and the reduction of population exposure to radiation emitted from medical, industrial and consumer products. Previously, she directed CDRH’s science and engineering labs. Dr. Krell received her B.A. from S.U.N.Y. Binghamton and her Ph.D. from Georgetown University.

Mark R. Lanning, C.P.A. Mr. Lanning, 54, has served as one of our directors since February 2006. Mr. Lanning currently serves as Vice President, Investor Relations and Treasurer of Hillenbrand, Inc., a leader in the funeral services industry. Prior to joining Hillenbrand in 1988, Mr. Lanning spent twelve years in various accounting positions with Ernst & Whinney (now Ernst & Young). Mr. Lanning, a Certified Public Accountant,

also currently serves as Chairman and a member of the Board of Directors of the Indiana CPA Society. Mr. Lanning received his B.S. in Accounting from Ball State University.

Karen P. Robards. Ms. Robards, 59, has served as one of our directors since November 2000. Since 1987, Ms. Robards has been a partner of Robards & Company, LLC, a financial advisory firm. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley where she headed its healthcare investment banking activities. Ms. Robards served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments, from 1996 to 2005, which we acquired on August 10, 2005. Ms. Robards currently serves as a Director and Vice Chair of the Board of over 100 NYSE traded closed end mutual funds managed by BlackRock, Inc. Ms. Robards also serves as a director of Care Investment Trust, a publicly-held real estate investment trust focusing on investment opportunities in the healthcare industry. Ms. Robards is a founder and director of the Cooke Center for Learning & Development, a not-for-profit educational organization in New York City. Ms. Robards received her B.A. from Smith College and her M.B.A. from Harvard Business School.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE EIGHT NOMINEES FOR DIRECTOR LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board

The Nasdaq OMX Group, Inc. (“Nasdaq”) listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent”, as affirmatively determined by the board of directors. Our Board consists of the following eight directors: Richard M. Johnston (Chairman), Mark A. Collar, David J. Drachman, Donald C. Harrison, M.D., Michael D. Hooven, Elizabeth D. Krell, Ph.D., Mark R. Lanning and Karen P. Robards. Our Board has affirmatively determined that each of the directors and nominees other than David J. Drachman, our President and Chief Executive Officer, and Michael D. Hooven, our former Chief Technology Officer and consultant, are independent directors under the listing standards established by Nasdaq. See “Certain Relationships and Related Party Transactions” below.

As required under the Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Committees of the Board

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has a written charter which is available on our website at www.atricure.com under “Investor Relations-Corporate Governance.” From time to time, our Board may also appoint committees for special purposes. The membership and the function of each of the committees are described below.

Audit Committee. Our Audit Committee currently consists of Mark R. Lanning (Chair of the Committee), Donald C. Harrison, M.D. and Karen P. Robards. Our Audit Committee is responsible for overseeing our financial controls, audit and reporting and reviews with our management and our independent auditors the effectiveness of our internal control over financial reporting and accounting and reporting practices and procedures. In addition, this Committee reviews the qualifications of our independent auditors, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the Nasdaq rules and the independence requirements of the SEC. Our Board has also determined that Mark R. Lanning and Karen P. Robards each qualify as an “audit committee financial expert”, as defined in SEC rules.

Compensation Committee. Our Compensation Committee currently consists of Karen P. Robards (Chair of the Committee), Richard M. Johnston and Mark R. Lanning. The Compensation Committee’s principal responsibilities are to assist the Board in overseeing the Company’s management compensation policies and practices, including to determine and approve the compensation of our Chief Executive Officer, review and approve compensation levels for our other executive officers, review and approve management incentive compensation policies and programs, review and approve equity compensation programs for employees and exercise discretion in the administration of those programs, review with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and produce an annual report on executive compensation that contains a recommendation with respect to inclusion of the CD&A in our filings with the SEC. The composition of the Compensation Committee satisfies the independence requirements of Nasdaq.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Richard M. Johnston (Chair of the Committee), Mark A. Collar, Donald C. Harrison, M.D. and Elizabeth D. Krell, Ph.D. The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations on the composition of our Board and selection of directors, periodically assessing the functioning of our Board and its committees and making recommendations to our Board regarding corporate governance matters and practices. The composition of the Nominating and Corporate Governance Committee satisfies the independence requirements of Nasdaq.

Meetings of the Board and Committees of the Board

During 2008, the Board held four meetings and took action in writing on two occasions, the Audit Committee held nine meetings, the Compensation Committee held five meetings and took action in writing on one occasion, and the Nominating and Corporate Governance Committee held three meetings.

Our directors are strongly encouraged to attend the Company’s annual meeting of stockholders. All of our directors except Lee R. Wrubel, whose term expired at the 2008 Annual Meeting, attended the 2008 Annual Meeting.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section under “What is the deadline to propose actions for consideration at next year’s meeting of stockholders or to nominate individuals to serve as directors?”, our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the following information to our Secretary at 6033 Schumacher Park Drive, West Chester, Ohio 45069: the candidate’s name, age, home and business contact information, principal occupation or employment, the class and number of shares of AtriCure stock beneficially owned, information regarding any relationships, arrangements or understandings between the candidate and AtriCure, and any other information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors or is otherwise required, including the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.

Director Qualifications. Members of our Board should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Business Conduct and Ethics. Other than an age limit of 75 for election of directors set by our Board, the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates. The Board determined to waive the age limit for Donald C. Harrison, M.D., who will turn 75 prior to the Annual Meeting, because of the Board’s determination that Dr. Harrison’s knowledge and insight continue to benefit the Board and enhance overall Board effectiveness. The Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to our Board are suggested by existing directors or by our executive officers. However, candidates may also come to the attention of our Board through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Committee will consider the suitability of each candidate, including the current members of our Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Committee considers many factors including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the independent directors using the same criteria as other candidates.

Director Compensation

We pay an annual retainer, quarterly in advance, to our non-employee directors of $20,000. We also pay an additional fee of $25,000 to the Chairman of the Board, $10,000 to the Chairman of the Audit Committee and $5,000 to the Chairperson of the Compensation and Nominating and Governance Committees. Non-employee directors also receive a fee for each Board meeting of $1,500 for in-person attendance and $500 for participation by telephone and a fee for each Committee meeting of $750 for in-person attendance and $350 for participation by telephone. In February 2009, the Board determined that all remaining quarterly annual retainer payments during 2009 would be made in shares of restricted stock, vesting one year after grant, as opposed to in cash. The Board’s determination was based on a desire to preserve company liquidity and better align the interests of the Board with stockholders.

Upon joining our Board, each non-employee director receives an initial grant of 50,000 stock options, which vest one-fourth on each anniversary of the date of the grant. Annually, after each annual meeting of stockholders, each of our non-employee directors who has been a director for at least six months receives 10,000 stock options, which vest one-third on the earlier of each anniversary of the date of the grant or the annual meeting of stockholders that year. Options granted to non-employee directors have a term of 10 years and an exercise price equal to the fair market value on the date of grant.

Director Compensation Table

The following table summarizes compensation earned by our non-employee directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards($)(1)	Total
Richard M. Johnston	$59,350	$96,302	$155,652
Mark A. Collar	17,500	67,860	85,360
Donald C. Harrison, MD	31,200	96,302	127,502
Michael D. Hooven	26,000	25,151	51,151
Elizabeth D. Krell, Ph.D	27,250	70,886	98,136
Mark R. Lanning	44,100	81,658	125,758
Karen P. Robards	40,950	96,302	137,252

(1)

The amounts represent compensation expense recognized pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) during the year ended December 31, 2008 (disregarding the estimate of forfeitures related to service-based vesting conditions).

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its Committees, to promote the interests of stockholders and to create a common set of expectations as to how the Board, its Committees, individual directors and management should perform their respective functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of our directors and management remain a critical safeguard in quality corporate governance. The Corporate Governance Guidelines establish the practices the Board will follow with respect to, among other practices, board composition and selection of board nominees, director responsibilities, chief executive officer evaluation, management development and succession planning, director compensation, board committees and annual board and committee performance evaluations. A copy of the Corporate Governance Guidelines is available on our website at www.atricure.com under “Investor Relations-Corporate Governance.”

Code of Business Conduct and Ethics

AtriCure is committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. Our Code of Business Conduct and Ethics is an integral part of our business conduct compliance program and embodies our commitment to conduct operations in accordance with the highest legal and ethical standards. The Code of Business Conduct and Ethics applies to all of our officers, directors and employees and is supplemented by an additional Code of Ethics which is applicable to our Chief Executive Officer, our Senior Financial Officers and other financial personnel. Each officer, director and employee is responsible for understanding and complying with the Code of Business Conduct and Ethics. Each Code is available on our website at www.atricure.com under “Investor Relations-Corporate Governance.” We will post any amendments to either Code, as well as any waivers that are required to be disclosed by the rules of the SEC or Nasdaq, on our website.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Ms. Robards (Chair), Mr. Johnston and Mr. Lanning. No member of our Compensation Committee nor any executive officer of AtriCure has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. No Compensation Committee member is an officer or employee of AtriCure or was formerly an officer of AtriCure.

Certain Relationships and Related Party Transactions

Our Audit Committee charter provides that the Audit Committee will review and discuss with management potential transactions with related parties. Related party transactions requiring Audit Committee approval include transactions that are significant in size and transactions that involve terms or aspects that differ from those which would be entered into between independent parties.

We entered into a Development Agreement effective February 1, 2009 with Enable Medical Technologies, LLC. The principal of Enable Medical Technologies is Michael D. Hooven, who is also one of our directors and co-founders. We have contracted with Enable Medical Technologies to develop new technologies and procedures. During the term of this agreement, we will pay Enable Medical Technologies $18,000 semi-monthly for six months beginning February 1, 2009. Enable Medical Technologies can earn up to $30,000 in bonus payments depending on the achievement of certain defined milestones. In addition, we have agreed to pay Enable Medical Technologies certain expenses incurred in connection with the services under the agreement. Under the terms of the agreement, for one year following the completion of the term, Mr. Hooven will not compete with us in the United States and will not solicit any of our employees or independent contractors to leave, or cease rendering services to us.

Communications with the Board of Directors

Stockholders are invited to communicate to the Board or its committees by writing to: AtriCure, Inc., Chairman of the Board of Directors, 6033 Schumacher Park Drive, West Chester, Ohio 45069. All such stockholder communications will be forwarded to the specific director or directors to whom the communications are addressed.

PROPOSAL TWO—APPROVAL OF PERFORMANCE AWARDS UNDER THE ATRICURE, INC. 2005 EQUITY INCENTIVE PLAN

Our stockholders have previously approved our 2005 Equity Incentive Plan. Our 2005 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or the Code, to our employees and any parent or subsidiary’s employees, and for the grant of nonstatutory stock options, stock purchase rights, restricted stock, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and any parent or subsidiary’s employees, directors and consultants.

We are asking stockholders to approve the material terms of the performance goals that may apply to performance stock awards and performance unit awards granted under the 2005 Equity Incentive Plan. This approval is necessary to preserve our federal income tax deduction for performance-based compensation paid to certain executive officers under Section 162(m) of the Code.

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and the other three highest compensated officers of the Company (excluding the Chief Financial Officer). The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m) of the Code. The requirements of Section 162(m) of the Code for performance-based compensation include stockholder approval of the material terms of the performance goals under which the compensation is paid. The material terms include (1) the employees eligible to receive compensation upon attainment of a goal, (2) the business criteria upon which the goals are based, and (3) the maximum amount, or formula used to calculate the amount, payable to an employee upon attainment of a goal.

Under the 2005 Equity Incentive Plan, performance stock awards, performance unit awards and annual incentive awards are subject to the satisfaction of one or more performance goals. Performance awards can be made to any executive, and the performance goals for awards will be determined by the Compensation Committee and will be based on one or more of the following business criteria: cash flow; cost; ratio of debt to debt plus equity; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; operating income (loss) plus depreciation, amortization and share-based compensation included in operating income (loss); net profit; total revenue; sales growth; price of the common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders. The maximum number of shares which may be subject to a grant or grants of performance awards to any executive in any 12-month period may not exceed 50,000 shares.

Achievement of the goals may be measured:

•	individually, alternatively, or in any combination;

•	with respect to the entire company, one or more business units, or any combination of the foregoing;

•	on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; and

•

including or excluding items that could affect the measurement, such as extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions, divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, or the results of discontinued operations.

Summary of Plan

4,804,149 shares of our common stock are currently reserved for issuance under the 2005 Equity Incentive Plan, and the plan provides for an annual increase to shares reserved for issuance.

Our Compensation Committee administers our 2005 Equity Incentive Plan. The Compensation Committee has the authority to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The Compensation Committee also has the authority to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.

The Compensation Committee determines the exercise price of options granted under our 2005 Equity Incentive Plan, but with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The Compensation Committee determines the term of all other options.

No optionee may be granted an option to purchase more than 1,500,000 shares in any fiscal year. However, in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 500,000 shares.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 90 days. However, an option generally may not be exercised later than the expiration of its term.

Stock appreciation rights may be granted under our 2005 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The Compensation Committee determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination.

Restricted stock may be granted under our 2005 Equity Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares of restricted stock granted to any employee. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate. For example, the Compensation Committee may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Performance units and performance shares may be granted under our 2005 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved or the awards otherwise vest. The Compensation Committee will establish organizational or individual performance goals at its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the Compensation Committee prior to the grant date. Performance shares shall have an initial dollar value equal to the fair market value of our common stock on the grant date.

Our 2005 Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Our 2005 Equity Incentive Plan will automatically terminate in 2015, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2005 Equity Incentive Plan, provided such action does not impair the rights of any participant.

Performance Grants Made in 2008

On October 28, 2008, the Compensation Committee approved grants of performance-based equity awards to certain of our executive officers. The grants were amended by the Compensation Committee on March 26, 2009.

Under the grants, up to 190,000 shares of common stock may be issued for 2009 and 2010. The maximum number of shares that may be issued to any recipient is 30,000. The awards were made subject to the provisions of the 2005 Equity Incentive Plan and are subject to certain performance goals being achieved by the Company.

The number of shares of common stock payable under each award is dependent upon our achievement of operating income (loss) plus depreciation, amortization and share-based compensation included in operating income (loss) of at least $0 for the year ending December 31, 2009 (the “2009 Goal”) and our achievement of a total revenue growth of 20% for the year ending December 31, 2010 over the year ending December 31, 2009 (the “2010 Goal”).

Under the 2005 Equity Incentive Plan, the following grants were made to the named executive officers and in the amounts identified in the table below:

Name	Performance Shares for Achievement of 2009 Goal	Performance Shares for Achievement of 2010 Goal
David J. Drachman	20,000	10,000
Julie A. Piton	13,000	7,000
Stewart W. Strong	13,000	7,000
Salvatore Privitera	13,000	7,000
James L. Lucky	13,000	7,000

Under the terms of the grants, within 90 days after the conclusion of the year ending December 31, 2009, the Compensation Committee will make a determination of the achievement of the 2009 Goal, and within 90 days after the conclusion of the year ending December 31, 2010, the Compensation Committee shall make a determination of the achievement of the 2010 Goal. Subject to continuous employment requirements, we will issue to each recipient stock certificates evidencing shares earned by virtue of the satisfaction of the 2009 Goal and/or the 2010 Goal on the date on which the Compensation Committee makes the determinations regarding the 2010 Goal.

Upon a Change of Control (as defined in the Plan) or the death of a grantee, all performance shares granted will be distributed to the grantee (or the grantee’s estate in the case of death) except that if such Change of Control or death occurs after December 31, 2009 and we failed to meet the 2009 Goal, the grantee (or the grantee’s estate in the case of death) shall receive only those Performance Shares subject to the 2010 Goal.

The awards do not entitle a recipient to any rights of a stockholder unless and until the shares of common stock are issued.

The performance goal criteria, the maximum number of shares which may be subject to a grant or grants in any 12-month period and the grants of performance awards under the 2005 plan, all as set forth above, are being submitted to our stockholders for approval in accordance with the requirements for the “performance-based compensation” exception to the deduction limit.

If our stockholders do not approve the performance goals and the grants of performance awards set forth above, the Committee may still go forward with the performance awards in order to maintain the market competitiveness of our executive compensation programs. However, performance awards not approved by our stockholders will not be considered “performance-based compensation” for Section 162(m) purposes, and we would be unable to deduct any excess over the deduction limit and consequently, our corporate tax liability could be increased.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PERFORMANCE AWARDS UNDER THE 2005 EQUITY INCENTIVE PLAN.

PROPOSAL THREE—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of the Company’s financial statements for the fiscal year ending December 31, 2009. Deloitte & Touche LLP has audited the Company’s financial statements since 2002 and is a registered public accounting firm.

The Board is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009. Although not required by law, the rules of Nasdaq, or the Company’s Bylaws, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s independent auditor. In addition to retaining Deloitte & Touche LLP to audit the Company’s financial statements for 2008, the Audit Committee retained Deloitte & Touche LLP to provide audit-related services, tax services, and certain other services in 2008. The Audit Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audits of the Company’s financial statements. The Audit Committee has reviewed all non-audit services provided by Deloitte & Touche LLP in 2008 and has concluded that the provision of such services was compatible with maintaining Deloitte & Touche LLP’s independence in the conduct of its auditing functions.

The aggregate fees billed or to be billed by Deloitte & Touche LLP for audit services provided to the Company in 2008 and 2007 and billed related to other services provided during 2008 and 2007 were as follows:

Service Category	2008	2007
Audit Fees	$391,639	$533,859
Audit-Related Fees	20,185	23,197
Tax Fees	47,615	62,820
All Other Fees	—	—

Total	$459,439	$619,876

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services and reimbursement for out of pocket expenses for the audit of a company’s financial statements, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements, as well as fees associated with the audit of our employee benefit plan; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policies and Procedures

To help ensure the independence of our independent registered public accounting firm, all audit and permitted non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee, as a Committee or the Committee may delegate to one or more of its members the authority to grant the required approvals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership, calculated in accordance with SEC rules, of AtriCure common stock as of the Record Date, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the Summary Compensation Table set forth below;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Other than with respect to executive officers and directors of the Company, the information provided below has been obtained by such beneficial owner’s most recent Schedule 13G filed with the Securities and Exchange Commission.

Beneficial Owner	Beneficial Ownership
	Shares	Options Exercisable Within 60 Days	Percent of Class
Holders of More than 5%
U.S. Venture Partners (1)	2,252,745	—	15.3%
2735 Sand Hill Road Menlo Park, CA 94025

Kairos Partners III Limited Partnership (2)	1,200,025	—	8.1
600 Longwater Drive Norwell, MA 02061

Camden Partners (3)	1,026,721	43,335	7.2
500 East Pratt Street, Suite 1200 Baltimore, MD 21202

TimesSquare Capital Management, LLC	1,055,200	—	7.2
1177 Avenue of the Americas-39th Floor New York, NY 10036

Capital Research Global Investors	1,019,200	—	6.9
333 South Hope Street Los Angeles, CA 90071

Michael D. Hooven (4)	793,605	6,668	5.4
7778 Bennington Dr. Cincinnati, OH 45241

Norman R. Weldon (5)	780,462	7,500	5.3
6 Ocean Club Drive Amelia Island, FL 32034

Named Executive Officers
David J. Drachman	89,573	492,662	3.8%
Julie A. Piton	43,615	67,187	*
Stewart W. Strong	1,134	45,856	*
Salvatore Privitera	53,835	72,794	*
James L. Lucky	33,835	43,184	*

Beneficial Owner	Beneficial Ownership
	Shares	Options Exercisable Within 60 Days	Percent of Class
Directors and Nominees
Mark A. Collar	8,600	12,500	*
Donald C. Harrison, M.D	194,079	54,650	1.7%
Michael D. Hooven	793,605	6,668	5.4
Richard M. Johnston (3)	1,026,721	43,335	7.2
Elizabeth D. Krell, Ph.D	500	31,668	*
Mark R. Lanning	7,000	44,168	*
Karen P. Robards	271,499	47,282	2.2
All executive officers and directors as a group (15 persons)	2,605,515	1,092,510	23.3

*	Indicates ownership of less than 1%.
(1)

Consists of 2,202,444 shares held by U.S. Venture Partners VIII, L.P.; 17,031 shares held by USVP VIII Affiliates Fund, L.P.; 21,653 shares held by USVP Entrepreneur Partners VIII-A, L.P. and 11,617 shares held by USVP Entrepreneur Partners VIII-B, L.P. Presidio Management Group VIII, LLC is the general partner of U.S. Venture Partners VIII, L.P., USVP VIII Affiliates Fund, L.P., USVP Entrepreneur Partners VIII-A, L.P. and USVP Entrepreneur Partners VIII-B, L.P. The managing members of Presidio Management Group VIII, LLC are Timothy Connors, Irwin Federman, Winston Fu, Steven Krausz, David Liddle, Jonathan Root, Christopher Rust and Philip Young and each may be deemed to share voting and investment power with respect to the securities held by these entities and disclaims beneficial ownership of the securities held by these entities, except as to his pecuniary interest therein.

(2)	Each of John F. White, James F. Rice, Kenneth L. Wolfe and Foster L. Aborn is a member of the investment committee of Kairos Partners III Limited Partnership.
(3)

Consists of 969,225 shares held by Camden Partners Strategic Fund II-A, L.P., 57,496 shares held by Camden Partners Strategic Fund II-B, L.P. and 43,335 shares underlying options held by Mr. Johnston. Camden Partners Strategic II, LLC is the general partner of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. Richard M. Johnston, David L. Warnock, Richard M. Berkeley and Donald W. Hughes each may be deemed to share voting and investment power with respect to the securities held by these entities and disclaims beneficial ownership of the securities held by these entities, except as to his pecuniary interest therein.

(4)

Includes 334,210 shares held by a trust for the benefit of Mr. Hooven (the Michael D. Hooven 2004 Trust FBO Michael); 98,607 shares held by Mr Hooven; 334,210 shares held by a trust for the benefit of Susan Spies, Mr. Hooven’s wife (the Michael D. Hooven 2004 Trust FBO Susan Spies); 8,157 shares held by Ms. Spies; and 18,421 shares held by a trust for the benefit of Brian A. Hooven, Mr. Hooven’s son (the Susan Spies 2004 Children’s Trust). Mr. Hooven serves as the trustee of the trust for the benefit of himself and for the Susan Spies 2004 Children’s Trust. Mr. Hooven may be deemed to share voting and investment power with respect to the shares held by the trust for the benefit of his wife, the shares held by his wife and the shares held by the Susan Spies 2004 Children’s Trust, and Mr. Hooven disclaims beneficial ownership of these shares, except as to his pecuniary interest therein. Ms. Spies may be deemed to share voting and investment power with respect to the shares held by the trust for the benefit of Mr. Hooven, and the shares held by the Susan Spies 2004 Children’s Trust, and she disclaims beneficial ownership of these shares, except as to her pecuniary interest therein.

(5)

Consists of 122,368 shares held by Norman R. Weldon; 291,718 shares held by The Weldon Foundation (the “Foundation”); 149,250 shares held by Partisan Management Group, Inc. (“Partisan”); 117,126 shares held by Carol J. Weldon, his wife; and 100,000 shares held by Weldon Consulting. Dr. Weldon is the president of the Foundation, a managing director of Partisan and sole proprietor of Weldon Consulting. Dr. Weldon may be deemed to share voting and investment power with respect to the shares held by his wife, Weldon Consulting, the Foundation and Partisan and Dr. Weldon disclaims beneficial ownership of these shares except as to his pecuniary interest therein. Dr. Weldon’s wife may be deemed to share voting and investment power with respect to the shares held by Dr. Weldon and Weldon Consulting, and she disclaims beneficial ownership of these shares except as to her pecuniary interest therein.

MANAGEMENT

Our directors, nominees for director and executive officers are set forth below. Information regarding our directors and director nominees is set forth above under “Proposal One—Election of Directors—Biographical Information of Directors and Director Nominees.”

Name	Age	Position
David J. Drachman	50	President, Chief Executive Officer and Director
Richard M. Johnston	74	Chairman of the Board
Mark A. Collar	56	Director
Donald C. Harrison, M.D.	75	Director
Michael D. Hooven	53	Director
Elizabeth D. Krell, Ph.D.	60	Director
Mark R. Lanning, C.P.A.	54	Director
Karen P. Robards	59	Director
Julie A. Piton, C.P.A.	37	Vice President, Finance and Administration and Chief Financial Officer
James L. Lucky	47	Vice President, Regulatory Affairs and Quality Assurance
Deborah L. Morley, Ph.D	49	Vice President, Clinical Affairs
Frederick C. Preiss	58	Vice President, Operations
Salvatore Privitera	42	Vice President, Business Development and Research
Jonathon A. Sherman	59	Vice President, Product Development
Stewart W. Strong	42	Vice President, United States Sales

Julie A. Piton, C.P.A. has served as our Vice President, Finance and Administration and Chief Financial Officer since January 2007. From 1999 to 2007, Ms. Piton held various financial executive positions with School Specialty, Inc., a publicly-held supplier, publisher and manufacturer of educational products to the pre K-12 market, including Vice President of Finance and Investor Relations, Corporate Controller, Vice President Finance and divisional Chief Financial Officer. Prior to joining School Specialty, Ms. Piton held various financial management positions with Sensient Technologies and Schneider National and was a Senior Auditor for Deloitte & Touche LLP. Ms. Piton received her B.A. and her Masters in Business Administration from the University of Wisconsin.

James L. Lucky has served as our Vice President, Regulatory Affairs and Quality Assurance since February 2008, having previously served as our Vice President, Quality Assurance and Healthcare Compliance since January 2004. From 1997 to 2004, Mr. Lucky served as Vice President of Quality Assurance and Regulatory Affairs for the medical segment of Teleflex, Inc., a publicly-held designer and manufacturer of specialty engineered devices for various industries. Prior to that position, Mr. Lucky held a number of quality assurance positions in the medical device industry, including at Ethicon Endo-Surgery, Inc., Bristol-Myers Squibb Company and Parker Hannifin Corp. Mr. Lucky received his B.S. from Western Michigan University, his M.S. from North Carolina State University and his Masters in Business Administration from Duke University.

Deborah L. Morley, Ph.D. has served as Vice President, Clinical Affairs since May 2008. From 2004 to 2008, Dr. Morley served as Vice President of Clinical and Regulatory Affairs for CircuLite, Inc., a development stage medical device company focused on the development of a heart assist device. From 1996 to 2004, she was Vice President of Clinical Affairs for MicroMed Technology, Inc., a development stage medical device company focused on the development of a heart assist device. Dr. Morley also worked for the Novacor division of Baxter Healthcare as Senior Clinical Scientist and Manager, Clinical Affairs from 2004 to 2006 in various roles. Dr. Morley served on the faculty of Temple and Hahnemann Universities in Philadelphia, Pennsylvania. Dr. Morley received her Ph.D. in Medical Physiology from the Bowman Gray School of Medicine of Wake Forest University.

Frederick C. Preiss has served as our Vice President, Operations since May 2005. From 2002 to 2005, Mr. Preiss served as Vice President of Operations, OEM of Teleflex Medical, a medical device manufacturer and subsidiary of Teleflex, Inc., a publicly-held designer and manufacturer of specialty engineered devices for various industries. From 1998 to 2002, Mr. Preiss served as Vice President of Operations of Regeneration Technologies, a tissue-based biotechnology company. Prior thereto, Mr. Preiss held a number of responsible positions relating to operations, manufacturing, engineering and purchasing at various companies, including Wright Medical Technology, United States Surgical Corporation and Cyromedics, Inc. Mr. Preiss received his B.S. from the University of New Haven.

Salvatore Privitera has served as our Vice President, Business Development and Research since May 2007, previously serving as our Vice President Product Development since October 2003 and in the same capacity during 2000 and 2001. From 2001 to 2003, Mr. Privitera served as Director of Product Development for Ethicon Endo-Surgery, a developer and manufacturer of minimally invasive surgical instruments. Mr. Privitera has 18 years of medical product development experience and has been associated with the release of over 40 medical devices in the fields of cardiac surgery, laparoscopic general surgery, breast biopsy and sedation. He is a named inventor on over 30 issued and filed U.S. patents. Mr. Privitera is an adjunct professor at the University of Cincinnati. He received his B.S. from the University of Buffalo, his Masters in Business Administration from Xavier University and is pursuing his J.D. from Chase College of Law.

Jonathon A. Sherman has served as our Vice President, Product Development since May 2007, previously serving as our Director of Engineering since October 2005. From 1995 through AtriCure’s acquisition of Enable Medical Corporation in August 2005, Mr. Sherman served as Vice President, Engineering for Enable. Mr. Sherman has over 30 years of medical product development experience and has been named inventor on 4 issued and filed U.S. patents. Mr. Sherman received his B.S. from the University of Toledo.

Stewart W. Strong has served as our Vice President, United States Sales since June 2007, having previously served as Vice President, Eastern United States Sales, Northeast Area Sales Director and Regional Sales Manager since joining AtriCure in October 2003. Mr. Strong has over 10 years of cardiac and general surgery sales experience. Prior to joining AtriCure, Mr. Strong held sales positions with the Heart Valve Division of Medtronic, Inc. and Johnson and Johnson’s Ethicon Endo-Surgery division. Mr. Strong received his B.A. from the University of Connecticut.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our examination of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2008, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the following exceptions: Richard M. Johnston filed one late ownership report with respect to two purchases by an entity of which he is a managing member; Donald C. Harrison, M.D. filed one late ownership report with respect to the disposition of shares by an entity of which he was a manager; and Mark A. Collar filed one late ownership report with respect to three open-market purchases by a trust in which he has an indirect interest.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for maintaining effective internal control over financial reporting and for preparing AtriCure’s consolidated financial statements. AtriCure’s independent registered public accounting firm is responsible for performing independent audits of AtriCure’s consolidated financial statements and management’s assessment of the effectiveness of AtriCure’s internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibilities include monitoring and oversight of corporate accounting and financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed with management the audited financial statements included in AtriCure’s Annual Report on Form 10-K, including a discussion of significant accounting principles, the reasonableness of significant estimates and judgments made in preparing the financial statements and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with the Chief Executive Officer and the Chief Financial Officer of AtriCure the certifications required to be given by such officers in connection with AtriCure’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with giving such certifications. The Audit Committee’s responsibilities are set forth in a written charter, a copy of which is available on our website at www.atricure.com under “Investor Relations—Corporate Governance.”

The Audit Committee is responsible for reviewing, approving and managing the engagement of AtriCure’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed with AtriCure’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity, in all material respects, of AtriCure’s financial statements with generally accepted accounting principles, its judgments as to the acceptability as well as the appropriateness of AtriCure’s application of accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with AtriCure’s independent registered public accounting firm its independence from management and AtriCure, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the independence of AtriCure’s independent registered public accounting firm.

The Audit Committee discussed with AtriCure’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm to discuss the results of its examinations, its evaluation of the effectiveness of AtriCure’s internal control over financial reporting and the overall quality of AtriCure’s financial reporting. The Audit Committee held nine meetings during the fiscal year ended December 31, 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in AtriCure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has also selected, subject to stockholder ratification, Deloitte & Touche LLP as AtriCure’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

AUDIT COMMITTEE

Mark R. Lanning, Chair

Donald C. Harrison, M.D.

Karen P. Robards

EXECUTIVE COMPENSATION

The Compensation Committee’s membership is determined by the Board. The Committee is currently composed of Ms. Robards (Chair), Mr. Johnston and Mr. Lanning, each of whom are independent as defined by the Nasdaq listing standards.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the following members of the Compensation Committee:

COMPENSATION COMMITTEE

Karen P. Robards, Chair

Richard M. Johnston

Mark R. Lanning

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation philosophy is rooted in a “Pay for Performance” approach that is designed to strongly link executive officer compensation to our performance. Executive incentive compensation is tied to measurable results intended to create long-term value for our stockholders. Our executive compensation program is designed to promote the following objectives:

•	to attract, motivate and retain talented executives;

•	to compensate executives based upon the value of their individual and collective contributions to achieving corporate goals and objectives; and

•	to align the interests of our executives with those of our stockholders.

We believe that the performance of our executives in managing and growing our Company, as measured by financial and qualitative metrics, should be the basis for determining their overall compensation. We believe that our executives’ compensation should not be based on the short-term performance of our stock, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

Our compensation program provides for base salaries that reflect the following primary factors: level of responsibility, individual performance, internal fairness and external competitiveness. Additionally, the program provides both for annual incentive awards that are payable upon our achievement of annual financial and management objectives, as well as long-term equity incentives that are intended to align and strengthen the mutuality of interest between management, other key employees and our stockholders.

Executive Compensation Program and Process

The Compensation Committee oversees and administers our compensation policies and plans. In this regard, the Compensation Committee determines and reports to the Board regarding general recommendations on compensation policies and plans for employees, setting salaries and incentive compensation and approving equity incentive awards for executives. Our management team supports and makes recommendations to the Compensation Committee in fulfilling its responsibilities and, in some cases, gathers information and performs administrative tasks delegated to it by the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors as necessary to meet its responsibilities, and in 2008, the Compensation Committee utilized the services of a compensation consultant on a limited engagement related solely to an overview of long term incentive compensation alternatives for executives.

In determining executive compensation, we evaluate a variety of factors relating to the Company’s performance as a whole during the year, including revenue growth, product development and regulatory and clinical progress.

In addition, we review the individual performance of key executives. Recognizing that we compete for talent with other publicly-held medical device companies, some of whom have significantly larger resources than us, we seek to provide compensation that is competitive. We review the data for other medical device companies, but we do not attempt to maintain a certain target percentile with a peer group. In addition, we subscribe to and review various industry surveys for medical technology and life sciences companies. Additionally, in determining an appropriate level of compensation for each individual executive, we also consider each individual’s overall experience, individual and Company performance, replaceability and internal equity.

Compensation to our executive officers generally consists of the following elements: base salary, annual incentive bonuses, grants of equity awards and generally the same health and welfare benefits package available to all of our employees. We believe this mix of cash and equity compensation and short and long-term compensation is consistent with our compensation philosophy and furthers our overall compensation objectives by encouraging short and long-term performance; creating an effective management team which can lead our growth and expansion; and maximizing stockholder value.

The Compensation Committee has reviewed the risk profile of the various elements of our executive compensation program, including the performance objectives and target levels used in connection with incentive awards, and has considered the risks our executive officers might be incentivized to take with respect to such elements. When establishing the mix among these elements, the Compensation Committee is careful not to encourage excessive risk taking, and as a result, the Compensation Committee believes that our executive compensation program does not incentivize the executive officers to engage in business activities or other behavior that would threaten the value of the Company or the investments of its stockholders.

1. Base Salary. We pay a base salary to attract talented executives and provide a secure base level of compensation. In determining base salaries, we consider a variety of factors, including the officer’s job scope and level of responsibility, as well as individual factors such as experience, skills and performance. We also consider market data relating to compensation for similar positions at other medical device companies and competitive factors in the industry. In addition, we consider relative levels of pay among our officers and recommendations from the Chief Executive Officer.

Salary levels are generally considered annually as part of our annual performance review process, as well as upon a promotion or other change in job responsibility. Salary guidelines are set each year to reflect our industry’s competitive environment, balanced by the desire to control the overall cost of salaries and wages. Annual increases in base salary are not guaranteed. For 2009, we did not increase salaries for any of our executive officers in light of the uncertain economic conditions and our efforts to preserve liquidity.

2. Annual Incentive Bonuses. Driven by our “Pay for Performance” philosophy, we pay annual incentive bonuses to management which vary in size depending on the level of achievement of specific operational, financial and strategic goals considered by the Board to be critical in building long-term value for stockholders. Prior to 2008, these annual incentive bonuses were paid in cash, and for 2008, annual incentive bonuses were paid through the award of restricted stock as set forth below. In future years, annual incentive bonuses may be paid in cash, through equity awards or through a combination of both.

Annual incentive bonus targets and objectives are designed to advance key strategic initiatives and build stockholder value. These objectives and targets are developed with guidance from the Board of Directors and approved by the Compensation Committee annually. Levels of performance are measured and communicated by management to the Compensation Committee and Board of Directors on a regular basis. Our annual incentive bonus program recognizes Company performance and rewards performance across critical functions. However, individuals whose primary function is executive sales management are compensated under different incentive programs. In early 2008, the Compensation Committee approved the goals for which annual bonuses would be awarded, and the specific goals are discussed below.

In February 2009, upon a recommendation from management, the Compensation Committee determined to pay the bonus amounts earned under the approved incentive targets and objectives in shares of restricted common stock with a relatively short-term vesting period, issued under our 2005 Equity Incentive Plan, in lieu of cash. Management’s recommendation was based on a desire to preserve company liquidity and better align the interests of executives and other Company employees with stockholders.

For 2008, the determination of the annual incentive targets and objectives was based primarily on specific quantitative measures and qualitative goals. The target bonus was aligned to achievement of specific objectives within each of the following categories:

(a) 30% aligned to the achievement of specific sales targets, including domestic sales of $50 million, international sales of $9 million and domestic sales from minimally invasive products of $20 million;

(b) 30% aligned to the achievement of specific new product development introductions including, for example, specific timelines for the release of the Company’s CoolRail linear ablation device;

(c) 25% aligned to the achievement of specific regulatory milestones including, for example, enrollment in our ABLATE clinical trial; and

(d) 15% aligned to the achievement of Company operating expenses for 2008 at or below $57 million.

With respect to sales targets, participants could earn up to 125% of their target bonuses aligned to sales objectives (30%) by achieving targets of domestic sales of $51 million, international sales of $10 million and domestic sales of minimally invasive products of $21 million. Additionally, participants could earn 125% of their target bonuses aligned to Company operating expenses (15%) if Company operating expenses were $56 million or less. Each of the other performance targets also provided participants with an opportunity to earn up to 125% of their target bonuses for exceeding specific targets. If the performance targets were not achieved, participants could earn 75%, 65%, 50% or 0% of certain related target bonus depending on the variance of actual performance from the performance goals.

In order to foster effective cross-functional performance and a culture of collaboration, to date, management objectives have been largely based on Company performance goals and have not included a component tied to individual performance, although the Company plans to incorporate individual goals during 2009. Final calculation of the Company’s financial performance and determination and payment of the awards is made as soon as is practicable after the completion of our year-end by the Compensation Committee. For 2008, the Compensation Committee approved an incentive bonus program that would have enabled the Chief Executive Officer to earn a target bonus of 40% and a maximum bonus of 50%, and non-sales executive officers to earn a target bonus of 30% and a maximum bonus of 37.5% of their 2008 ending base salaries. The Compensation Committee sets these objectives to be moderately difficult to attain.

For 2008, the Company achieved domestic sales, international sales and domestic sales of minimally invasive products of $46.9 million, $8.3 million and $19.8 million, respectively, resulting in the award of 50% of target bonus for domestic sales and 75% of the target bonus for each of international sales and domestic sales of minimally invasive products. This resulted in an award of 18.4% (of the 30% target) for the sales performance targets. The Company had operating expenses of $53 million, and therefore, 125% (or 18.75% out of the 15% target) was awarded. The bonuses also reflected awards of 23.5% (of the 25% target) of the product development objectives and 21.6% (of the 25% target) achievement of regulatory milestones. Based on these results, 76.1% of the overall target bonus was awarded to participants.

Based on these results, the Chief Executive Officer earned 30.4% of his base salary, and other non-sales executive officers earned 22.8% of their ending 2008 base salaries. All of these annual bonuses were paid in shares of restricted stock based on the closing price of our common stock on the date that the bonus amounts were determined. In addition, the Compensation Committee determined to award a special bonus potential to Salvatore Privitera, our Vice President, Business Development and Research, on the achievement of specific product-related milestones. Based on the achievement of certain of these milestones during 2008, the Company issued Mr. Privitera $37,500 paid in shares of restricted stock based on the closing price of our common stock on the date that the bonus amount was determined.

If an individual’s primary function is executive sales management, they are rewarded under a compensation program that is primarily tied to their achievement of targets and payments of these incentives are made as frequently as monthly. Additionally, if an individual has sales responsibility in addition to their primary duties, they are eligible for incremental annual compensation at target of $10,000 up to a maximum of $12,500, which is earned and paid in cash in quarterly increments.

Equity Incentive Awards. We issue equity awards to our executive officers and employees under our 2005 Equity Incentive Plan to create an opportunity for our executive officers and employees to acquire an equity ownership interest in the Company and thereby motivate and retain executive talent and align employees and executives with the long-term interest of stockholders. In 2008, while we continued to grant stock options to executive officers and other employees for these purposes, we supplemented stock option grants with grants of shares of restricted stock to employees other than executive officers. For executive officers and sales personnel, we supplemented stock option grants with grants of performance shares. All of these share-based incentives were issued under our 2005 Equity Incentive Plan.

Under the 2005 Equity Incentive Plan, the following performance share grants were made to the named executive officers and in the amounts identified in the table below:

Name	Performance Shares for Achievement of 2009 Goal	Performance Shares for Achievement of 2010 Goal
David J. Drachman	20,000	10,000
Julie A. Piton	13,000	7,000
Stewart W. Strong	13,000	7,000
Salvatore Privitera	13,000	7,000
James L. Lucky	13,000	7,000

Under the terms of the grants, within 90 days after the conclusion of the year ending December 31, 2009, the Compensation Committee will make a determination of the achievement of the 2009 Goal, and within 90 days after the conclusion of the year ending December 31, 2010, the Compensation Committee will make a determination of the achievement of the 2010 Goal. Subject to continuous employment requirements, we will issue to each recipient stock certificates evidencing shares earned by virtue of the satisfaction of the 2009 Goal and/or 2010 Goal on the date on which the Compensation Committee makes the determinations regarding the 2010 Goal. Upon a Change of Control (as defined in the Plan) or the death of a grantee, all performance shares granted will be distributed to the grantee (or the grantee’s estate in the case of death) except that if such Change of Control or death occurs after December 31, 2009 and we failed to meet the 2009 Goal, the grantee (or the grantee’s estate in the case of death) will receive only those Performance Shares subject to the 2010 Goal.

Share-based incentives are reviewed and approved by the Compensation Committee at committee meetings. Employees and executives receive value from stock option grants only if our common stock appreciates in value over the long-term. Our 2005 Equity Incentive Plan generally utilizes vesting periods of four years to encourage long-term allegiance and performance, and the options typically vest at the rate of 25% for the first year and then at the rate of 2.08% per month for 36 months thereafter during the optionee’s employment.

Share-based awards are intended to reflect the employee’s and executive’s position, responsibility, contributions, performance and consider each individual’s current equity position. We believe that share-based awards will stimulate pride in ownership and motivate employees and executives to commit themselves to our performance.

Each year, the Compensation Committee considers grants for executive officers and employees based on recommendations from the CEO, as well as the factors described above. With respect to newly hired executives, the size of the initial equity grants are generally determined based on the individual’s position, experience and competitive market information. For non-executive employees, a new hire option grant will generally be made at the first regularly scheduled meeting of the Compensation Committee following commencement of employment. The exercise price for options equals the fair market value of our common stock on the date of the grant.

Chief Executive Officer Compensation

The Compensation Committee follows a comprehensive process to determine the compensation of Mr. David Drachman, our Chief Executive Officer. The Committee performs an evaluation of Mr. Drachman, which includes input from the Board of Directors, a self-assessment from Mr. Drachman, and discussions between the chair of the Committee and the chair of the Board of Directors. Additionally, the Committee reviews the compensation of chief executive officers of several cardiac-focused medical device companies and other medical technology companies of similar size, including AngioDynamics, Inc., ATS Medical, Inc., ev3 Inc., Hansen Medical, Inc., Micrus Endovascular Corporation, Spectranetics, Inc., Stereotaxis, Inc., Thoratec Corporation, Vascular Solutions, Inc. and VNUS Medical Technologies, Inc. The Committee also reviews industry surveys for medical device companies. Mr. Drachman’s base salary for 2008 was $400,000 and was based on his employment agreement. Based on the Company’s achievement of performance goals and objectives under its 2008 annual incentive bonus program, Mr. Drachman received 81,173 restricted shares (based on $121,760 in bonus amount calculated on a per share common stock price of $1.50 on the effective date of the award) which equaled 76.1% of his target bonus. Further, Mr. Drachman was granted 80,000 stock options during 2008. We believe that Mr. Drachman’s compensation is fair, competitive and consistent with the Company’s corporate results and compensation philosophy.

Severance and Change of Control Programs

Options granted under our 2001 Stock Option Plan become immediately vested upon a change in control, as defined in such plan. Upon a change in control, equity awards granted under our 2005 Equity Incentive Plan are assumed, or an equivalent option or right substituted by the acquirer. Options outstanding for our executive officers under our 2005 Equity Incentive Plan are subject to accelerated vesting upon a change in control, with 33% of the unvested shares generally vesting upon a change in control and full vesting by the one year anniversary of the change in control. If the acquirer refuses to assume or substitute options outstanding, all options become fully vested upon a change in control. Also upon a change in control, executive officers will be deemed to have earned 100% of the maximum number of performance shares granted in 2008 under our 2005 Equity Incentive Plan.

We believe that the accelerated vesting provisions help create a competitive compensation package and provide a certain level of assurance to our key employees. In addition, we believe that the accelerated vesting provisions are fair and reasonable when compared with similar arrangements adopted by comparable companies in our industry. We also have agreements providing severance to our Chief Executive Officer and Chief Financial Officer in the event of their involuntary terminations and pursuant to their respective employment agreements.

Perquisites

We do not generally provide executives with perquisites other than programs made available to all Company employees. Mr. Drachman’s employment agreement provides for reimbursement up to $10,000 annually for incremental term life insurance. Mr. Stewart W. Strong, our Vice President of Unites States Sales, receives an annual car allowance of $7,200. Further, we have historically provided certain relocation benefits to executives.

Tax and Accounting Treatment of Compensation

While the income tax implications of the compensation program to the Company and its executive officers are continually assessed, they are not presently a significant factor in the administration of the program. Section 162(m) of the Internal Revenue Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and the other three highest compensated officers of the Company (excluding the Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. For stock options, to qualify for the exemption, the stockholders were asked to approve a limit under our equity incentive plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation.

Under Proposal Two above, we are asking stockholders to similarly approve performance targets for performance share grants under the 2005 Equity Incentive Plan in order that the awards will qualify for the performance-based compensation exemption to the $1 million threshold. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, to date we have not exceeded the $1 million limit for any executive officer. Moreover, exceeding that limitation may not result in the current payment of increased federal income taxes due to our significant net operating loss carryforward.

Summary Compensation Table

The following table sets forth summary compensation information for 2008, 2007 and 2006 for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving in such capacities as of December 31, 2008. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of 10% of their total annual compensation.

Name and Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
David J. Drachman	2008	$400,000	$—		$121,760	$418,670	$—	$11,334	(5)	$951,764
President and Chief Executive Officer	2007	400,000	—		—	327,258	128,000	15,915	(5)	871,173
	2006	280,000	75,000	(4)	—	294,970	103,096	7,500		760,566

Julie A. Piton(6)	2008	234,000	—		53,422	181,333	—	5,875		474,630
Vice President, Finance and Administration and Chief Financial Officer	2007	212,308	—		—	145,551	50,954	104,909	(7)	513,722

Stewart W. Strong	2008	150,000	—		—	63,887	175,669	13,358	(8)	402,914
Vice President, U.S. Sales	2007	150,000	—		—	44,825	177,621	14,610	(8)	387,056
	2006	133,446	—		—	18,387	159,231	13,171	(8)	324,235

Salvatore Privitera	2008	182,000	—		79,051	67,313	—	3,988		332,352
Vice President Research and Development	2007	175,000	—		—	43,010	42,000	3,938		263,948
	2006	160,001	—		—	20,630	42,080	4,567		227,278

James L. Lucky	2008	182,000	11,533		41,551	67,255	—	6,748		309,087
Vice President Regulatory Affairs and Quality Assurance	2007	175,000	—		—	66,618	64,113	5,852		311,583
	2006	145,000	—		—	55,346	86,072	6,801		293,219

(1)

The amounts represent compensation expense recognized pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) during the years ended December 31, 2008, 2007 and 2006 (disregarding the estimate of forfeitures related to service-based vesting conditions). Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Notes 1 and 16 of the Notes to Consolidated Financial Statements.

(2)	Amounts shown represent incentive-based awards earned in 2008, 2007 and 2006 pursuant to monthly, quarterly and/or annual incentive-based award programs.
(3)	Amounts shown include the matching contributions made under our 401(k) Plan.
(4)	Represents a bonus paid to Mr. Drachman in recognition of his incremental responsibilities as Acting Chief Financial Officer and 2006 performance.
(5)	Amount shown includes $3,584 and $4,155 in incremental life insurance and related tax gross-up payments paid to Mr. Drachman in 2008 and 2007, respectively.
(6)	Ms. Piton joined the company on January 23, 2007.
(7)	Amount includes $99,102 for reimbursement of relocation related expenses including income tax gross-up payments and non-cash compensation related to the purchase of Ms. Piton’s residence.
(8)	Amount shown includes $7,200 in car allowance paid to Mr. Strong.

Grants of Plan-Based Awards

The following table sets forth information concerning the annual performance bonuses and the stock option grants in 2008 to the executive officers named in the Summary Compensation Table.

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Stock Awards: Number of Shares of Stock or Units (#)		Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)(3)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
David J. Drachman	5/28/2008						80,000	$10.10	$385,168
	10/28/2008	—			30,000	(4)
	2/10/2009	—	$160,000	$200,000	81,173
Julie A. Piton	5/28/2008						15,000	10.10	72,219
	10/28/2008				20,000	(4)
	2/10/2009	—	70,200	87,750	35,615
Stewart W. Strong	5/28/2008						15,000	10.10	72,219
	10/28/2008				20,000	(4)
	2/10/2009	—	—	—
Salvatore Privitera	5/28/2008						15,000	10.10	72,219
	10/28/2008				20,000	(4)
	2/10/2009	—	54,600	68,250	52,701
James L. Lucky	5/28/2008						15,000	10.10	72,219
	10/28/2008				20,000	(4)
	2/10/2009	—	54,600	68,250	27,701

(1)	The grant date of equity awards is the date on which the Compensation Committee approved the award.
(2)

Represents estimated bonuses eligible to be earned under our annual cash incentive plan for 2008 for Mr. Drachman, Ms. Piton, Mr. Privitera and Mr. Lucky. Mr. Drachman was eligible to earn 40% of his salary as of December 31, 2008 if the Company achieved the targets of the plan and up to a maximum of 50% (125% of the target) under the plan. Ms. Piton, Mr. Lucky and Mr. Privitera were eligible to receive 30% of their salary as of December 31, 2008 if the Company achieved the targets of the plan and were eligible to earn up to a maximum of 37.5% (125% of target) under the plan. These amounts were paid on February 10, 2009 in the form of restricted shares. Additionally, Mr. Lucky was eligible to earn an additional $2,500 per quarter up to $2,750 per quarter related to performance against international sales goals. The amounts reflected in the table are based on salaries as of December 31, 2008. The plan does not provide for a minimum guaranteed payout. Mr. Strong participated in a non-equity incentive plan that was tied to achievement of specific Company sales goals that included monthly and quarterly components. The actual awards earned and paid to the named executive officers under these plans is reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading “Compensation Discussion and Analysis”.

(3)

The amounts represent the grant date fair value of the awards calculated in accordance with SFAS 123R. Information about the assumptions that we used when valuing awards is set forth in our Annual Report on Form 10-K in Note 16 to the Notes of Consolidated Financial Statements for our year ended December 31, 2008.

(4)	Represents performance share awards granted on October 28, 2008.

All share-based compensation granted to these executive officers in 2008 was granted under our 2005 Equity Incentive Plan. Options have a term of ten years but may terminate before their expiration dates if the optionee’s service relationship is terminated or upon the optionee’s death or disability. Additional effects of terminations are described below under “Change in Control Arrangements.”

Outstanding Equity Awards at Year-End

The table below sets forth information concerning the number and value of the unexercised stock options and performance share awards outstanding at December 31, 2008 for the executive officers named in the Summary Compensation Table. Each of the executive officers have been granted performance shares under the terms and subject to the conditions previously described in this proxy statement. Under the Company’s equity award plans, stock option awards have a ten-year term. For our named executive officers, options granted prior to August 6, 2005 (expiration date prior to August 6, 2015) vest 25% on each anniversary of the date of grant. Options granted after August 5, 2005 (expiration date after August 5, 2015) vest 25% on the first year anniversary of the grant date and in equal monthly installments on the same day of the month over the remaining three years.

Outstanding Equity Awards at December 31, 2008

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
David J. Drachman					30,000	$66,600
	—	80,000	10.10	5/28/2018
	22,500	37,500	9.50	6/20/2017
	112,500	37,500	13.53	12/7/2015
	315,788	—	1.33	10/14/2012

Julie A. Piton					20,000	44,400
	—	15,000	10.10	5/28/2018
	5,625	9,375	9.50	6/20/2017
	45,833	54,167	12.22	2/8/2017

Stewart W. Strong					20,000	44,400
	—	15,000	10.10	5/28/2018
	5,625	9,375	9.50	6/20/2017
	1,000	1,000	9.70	12/6/2016
	16,357	12,723	6.34	9/6/2016
	3,541	1,459	11.06	2/8/2016
	1,974	657	12.00	8/5/2015
	2,270	756	11.63	4/6/2015
	5,263	—	1.52	10/1/2013

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Salvatore Privitera					20,000	$44,400
	—	15,000	10.10	5/28/2018
	5,625	9,375	9.50	6/20/2017
	5,811	8,137	11.38	4/25/2017
	7,500	2,500	13.53	12/7/2015
	46,052	—	1.52	10/1/2013

James L. Lucky					20,000	44,400
	—	15,000	10.10	5/28/2018
	5,625	9,375	9.50	6/20/2017
	7,846	6,103	6.34	9/6/2016
	7,500	2,500	13.53	12/7/2015
	4,934	1,644	12.00	8/5/2015
	9,473	—	1.52	1/1/2014

Option Exercises and Stock Vested

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James L. Lucky	5,000	$56,080

No stock awards vested for any named executive officer during the year ended December 31, 2008.

Change in Control Arrangements

We do not have employment agreements with any of our executive officers, with the exception of David J. Drachman, our President and Chief Executive Officer, and Julie A. Piton, our Vice President Finance and Administration and Chief Financial Officer.

Our executive officers and directors are entitled to acceleration of vesting of their options and will earn 100% of the maximum number of performance shares granted in 2008 upon a change of control, pursuant to our 2001 Stock Option Plan, our 2005 Equity Incentive Plan and/or the related stock option agreements. Additionally, after termination of an executive officer or director, he or she may exercise his or her vested options pursuant to the terms of our 2001 Stock Option Plan, our 2005 Equity Incentive Plan and/or the related stock option agreements and his or her unvested options are cancelled upon termination. Generally, if termination is due to death or disability, the options will remain exercisable for 12 months. In all other cases, the options will generally remain exercisable for 90 days.

As of December 31, 2008, upon termination of employment, none of our executive officers were entitled to additional benefits, other than those benefits offered to all employees. Upon a change in control of the Company, potential payments to our named executive officers are consistent with all employees, with the exception of acceleration of vesting of the unvested stock options held by our named executive officers under our 2005 Equity Incentive Plan. Under the 2005 Equity Incentive Plan, unvested options granted to officers vest one-third upon the change in control and then generally in full upon completion of twelve months of employment following the change in control event. However, if an officer is terminated without “cause” (as defined) or resigns for “good reason” (as defined) within one year after the change in control event, all options will vest in full upon such termination or resignation. As of December 31, 2008, no unvested options held by our named executive officers had an exercise price less than the fair market value of our common stock, and consequently, upon a change of control at such date, no amounts would have been paid to our named executive officers with respect to their stock options.

In February 2007, the Company and Mr. Drachman entered into an employment agreement which provides for incremental benefits upon termination, death and a change in control. In the event that we terminate the employment of Mr. Drachman “without cause” or for “total disability”, or if he terminates his employment for “good reason”, each as defined in the agreement, Mr. Drachman is entitled to severance payments totaling six months of his then base salary, which based on his salary at December 31, 2008, would equal a payment of $200,000; provided that if we terminate his employment “without cause” or if he terminates his employment for “good reason” within 12 months following a “change of control” (as defined in the agreement), Mr. Drachman is entitled to severance payments totaling 12 months of his then base salary plus an amount equal to his target bonus for the year in which the termination occurred, which severance payment would equal $560,000 based on his base salary at December 31, 2008 and target bonus potential for 2008.

In January 2007, the Company and Ms. Piton entered into an employment agreement which provides incremental benefits upon termination, death and a change in control. In the event that we terminate the employment of Ms. Piton “without cause” or if she terminates her employment for “good reason,” each as defined in the agreement, Ms. Piton is entitled to a severance payment equal to six months of her then base salary, which based on her salary at December 31, 2008 would equal a payment of $117,000. If such termination occurs within one-year of a change in control, Ms. Piton is entitled to a severance payment equal to six months of her then base salary plus an amount equal to her full bonus potential for the year in which the termination occurred, which severance payment would equal $187,200 based on her base salary at December 31, 2008 and target bonus potential for 2008.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options and awards(1)	Weighted-average exercise price of outstanding options(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(3)	3,290,203	$8.51	551,998
Equity compensation plans not approved by security holders	—	—	—

Total	3,290,203	$8.51	551,998

(1)	Represents outstanding stock options, restricted stock and performance shares as of December 31, 2008.
(2)

The weighted average exercise price is calculated without taking into account restricted stock and performance shares that will become issuable, without any cash consideration or other payment, as vesting requirements and/or performance goals are achieved.

(3)	Amounts include awards under our 2001 Stock Option Plan and 2005 Equity Incentive Plan but exclude shares purchased under our 2008 Employee Stock Purchase Plan.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. Accordingly, the only business that our Board intends to present is as set forth in this proxy statement.

If any other matter or matters are properly brought before the Annual Meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

The proxy card used by AtriCure for the Annual Meeting typically grants authority to management to vote in its discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2010 Annual Meeting, it must be received by March 2, 2010.

By Order of the Board of Directors,

/s/ Julie A. Piton
Julie A. Piton Vice President, Finance and Administration and Chief Financial Officer

West Chester, Ohio

April 16, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

ATRICURE, INC.

May 21, 2009

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2009:

You are receiving this communication because you hold shares in the above company,

and the materials you should review before you cast your vote are now available.

The proxy statement and annual report to security holders are available at

http://ir.atricure.com/phoenix.zhtml?c=189981&p=irol-sec.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20833000000000001000 0	052109

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Authority to elect as Directors the following eight (8) nominees.			2. To approve performance targets under the 2005 Equity Incentive Plan	☐	☐	☐
			3. Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O MARK A. COLLAR O DAVID J. DRACHMAN O DONALD C. HARRISON, M.D. O MICHAEL D. HOOVEN O RICHARD M. JOHNSTON O ELIZABETH D. KRELL, Ph.D. O MARK R. LANNING O KAREN P. ROBARDS

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED DIRECTORS; (2) FOR THE APPROVAL OF THE PERFORMANCE TARGETS UNDER THE 2005 EQUITY INCENTIVE PLAN; (3) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009; AND (4) AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

I PLAN TO ATTEND THE MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐	¢

ATRICURE, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of AtriCure, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2009, and hereby appoints Julie A. Piton and David J. Drachman, or either of them, as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2009 Annual Meeting of Stockholders of AtriCure, Inc. to be held on May 21, 2009 at 9:30 a.m. (EDT) at AtriCure’s offices located at 6033 Schumacher Park Drive, West Chester, Ohio 45069, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and in their discretion with respect to such other business as may properly come before such Annual Meeting or at any postponement or adjournment thereof:

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

¢	14475	¢